EXHIBIT 2.2

VOTING AGREEMENT

VOTING AGREEMENT (this “Agreement”), dated as of December __, 2010 between STMicroelectronics, Inc., a Delaware corporation (“ST”), and [insert name of stockholder] (“Stockholder”).

WHEREAS, in order to induce ST to enter into an Asset Purchase Agreement (the “Asset Purchase Agreement”) and a License Agreement (the “License Agreement”) with Arkados Group, Inc., a Delaware corporation (the “Company”), Arkados, Inc., a Delaware corporation, and Arkados Wireless, Inc., a Delaware corporation, ST has requested Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to all shares of common stock, par value $0.0001 per share, of the Company that Stockholder beneficially owns (the “Shares”).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

Grant of Proxy; Voting Agreement

Section 1.01 .  Voting Agreement.

(a)           Stockholder has consented, pursuant to an Action by Written Consent, dated December __, 2010, to approve the Asset Purchase Agreement, the sale of assets contemplated thereby and all agreements related thereto, including the License Agreement.  Stockholder hereby agrees that it will not revoke such consent, and will vote such Shares against and not consent to, the approval of any (i) other proposal with respect to a sale of the Company, a sale of all or substantially all of its assets or a merger or consolidation or any similar transaction with respect to the Company, (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company or (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation of the transactions contemplated by the Asset Purchase Agreement or the License Agreement.

(b)           In the event a subsequent stockholder vote or consent is required with respect to the transactions contemplated by the Asset Purchase Agreement, Stockholder hereby agrees to vote or exercise its right to consent with respect to all Shares that Stockholder is entitled to vote at the time of any vote or action by written consent to approve the Asset Purchase Agreement, the sale of assets contemplated thereby and all agreements related thereto, including the License Agreement.

Section 1.02 .  Irrevocable Proxy.  Stockholder hereby revokes any and all previous proxies granted with respect to the Shares.  By entering into this Agreement, Stockholder hereby grants a proxy appointing the Board of Directors of the Company (the “Board”) as Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.01 above as the Board or its proxy or substitute shall, in its sole discretion, deem proper with respect to the Shares.  The proxy granted by Stockholder pursuant to this Article 1 is irrevocable and is granted in consideration of ST entering into this Agreement and the Asset Purchase Agreement and the License Agreement and incurring certain related fees and expenses.  The proxy granted by Stockholder shall be revoked upon termination of this Agreement in accordance with its terms.

ARTICLE 2

Representations and Warranties of Stockholder

Stockholder represents and warrants to ST that:

Section 2.01 .  Authorization.  Stockholder has duly executed and delivered this Agreement and the execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby are within the powers and legal capacity of Stockholder and have been duly authorized by all necessary action.  This Agreement is a valid and binding agreement of Stockholder.  If Stockholder is married and the Shares set forth on Appendix A constitute community property under applicable laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, Stockholder’s spouse.  If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

Section 2.02 .  Non-Contravention.  The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) if Stockholder is not a natural person, violate the organizational documents of Stockholder, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any person or entity under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under any provision of any agreement or other instrument binding on Stockholder or (iv) result in the imposition of any Lien on any asset of Stockholder.

Section 2.03 .  Ownership of Shares.  Stockholder is the record and beneficial owner of the Shares, free and clear of any lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares).  None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

Section 2.04 .  Total Shares.  Except for the Shares, the options to acquire Shares, the warrants and the convertible notes set forth on Appendix A, the Stockholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

ARTICLE 3

Representations and Warranties of ST

ST represents and warrants to Stockholder:

Section 3.01 .  Corporate Authorization.  The execution, delivery and performance by ST of this Agreement and the consummation by ST of the transactions contemplated hereby are within the corporate powers of ST and have been duly authorized by all necessary corporate action.  This Agreement constitutes a valid and binding agreement of ST.

ARTICLE 4

Covenants of Stockholder

Stockholder hereby covenants and agrees that:

Section 4.01 .  No Proxies for or Encumbrances on Shares.  Except pursuant to the terms of this Agreement, Stockholder shall not, without the prior written consent of ST, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Agreement.  Stockholder shall not seek or solicit any such sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding and agrees to notify ST promptly, and to provide all details requested by ST, if Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.

ARTICLE 5

Miscellaneous

Section 5.01 .  Further Assurances.  ST and Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

Section 5.02 .  Amendments. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.

Section 5.03 .  Termination.  This Agreement shall terminate on the earlier of the termination of the Asset Purchase Agreement and the closing of the transactions contemplated by thereby, and all rights and obligations of the parties under this Agreement shall thereafter immediately terminate, except that each party shall remain liable with respect to breaches of this Agreement occurring prior to such termination.

Section 5.04 .  Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.05 .  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that ST may transfer or assign its rights and obligations to any affiliate of ST.

Section 5.06 .  Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

Section 5.07 .  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.

Section 5.08 .  Severability.  If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5.09 .  Specific Performance.  The parties hereto agree that ST would suffer irreparable damage in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

Section 5.10 .  Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to ST, to STMicroelectronics N.V., 39, chemin du Champ-des-Filles, Case Postale 21, CH-1228 GENEVA, Plan-les-Ouates-SWITZERLAND, Attention: General Counsel, and (ii) if to Stockholder, to the address set forth on signature pages hereto.

Section 5.11 .  Stockholder Capacity.   Notwithstanding anything else contained herein, no person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his capacity as such director or officer.  Stockholder signs solely in his capacity as the record holder and beneficial owner of Stockholder’s Shares and nothing in this Agreement shall limit or affect any actions taken by Stockholder in his capacity as an officer or director of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

STMICROELECTRONICS, INC.
By:
Name:
Title:

[STOCKHOLDER]
By:
Name:
Title:

Address for Notices:

[___________]
[___________]
[___________]
[___________]

Appendix A

Class of Security	Number of Shares	Underlying Shares
Common Stock
Company Options
Warrants
Convertible Notes